SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No.8)*


                                 INTERFACE, INC.
      ---------------------------------------------------------------------
                                (Name of Issuer)


                     CLASS A COMMON STOCK ($0.10 PAR VALUE)
      ---------------------------------------------------------------------
                         (Title of Class of Securities)


                                    458665106
                               -------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  / /      Rule 13d-1(b)
  / /      Rule 13d-1(c)
  /x/      Rule 13d-1(d)

- ----------------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 458665106
- ---------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Ray C. Anderson
     --------------------

EXPLANATORY NOTE: This Amendment No. 8 is being filed to correct Items 3 and 10 of Amendment No. 7 of this Schedule 13G to show that the reporting person filed a Schedule 13G pursuant to Rule 13d-1(d).

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON IS A:  NOT APPLICABLE

           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), check this
           box.    / /

ITEM 10.  CERTIFICATIONS

          (a)  Not applicable.
          (b)  Not applicable.



                               SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                      /s/ Ray C. Anderson
                                      Ray C. Anderson



Dated:     August 3, 1999
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